EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257794 on Form S-1 of our report dated May 7, 2021 (July 26, 2021, as to the effects of the reverse stock split as described in Note 17) relating to the financial statements of Omega Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2021